EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-122551, 333-112448, 333-103228, 333-92572, 333-83954, 333-81396, 333-43952, 333-33338, 333-93653, 333-85161, 333-51117, 333-33197, and 333-06301) pertaining to the 1998 Supplemental Stock Option/ Stock Issuance Plan, 1993 Stock Option/ Stock Issuance Plan, and Employee Stock Purchase Plan of Ultratech, Inc. of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Ultratech, Inc., Ultratech, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ultratech, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Palo Alto, California
March 3, 2006